                                  SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [x] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            EMC INSURANCE GROUP INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                            EMC INSURANCE GROUP INC.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [ ] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

    (5) Total fee paid:


--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------

                      EMC Insurance Group Inc. Letterhead

                                 April 22, 1997

Dear Stockholder,

      I am pleased to extend to you my personal invitation to attend the 1997 Annual Meeting of Stockholders of EMC Insurance Group Inc. (the "Company") on May 20, 1997, at 10:00 A.M. at the offices of the Company at 700 Walnut Street, Des Moines, Iowa 50309.

      The accompanying Notice of Annual Meeting and Proxy Statement contains a description of the formal business to be acted upon by the stockholders. At the meeting, I intend to discuss the Company's 1996 performance and its plans for 1997. Certain members of the Company's Board of Directors and Officers of the Company, as well as representatives of KPMG Peat Marwick LLP, the Company's independent certified public accountants, will be available to answer any questions you may have.

      While I am looking forward to seeing you at the meeting, it is very important that those of you who cannot personally attend assure that your shares be represented. I urge you, therefore, to sign and date the enclosed form of proxy and return it promptly in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.
                                         Sincerely,

                                         Bruce G. Kelley
                                         Bruce G. Kelley

                                         President, Treasurer and CEO

                            EMC INSURANCE GROUP INC.

                                   NOTICE OF
                      1997 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1997

TO THE STOCKHOLDERS OF EMC INSURANCE GROUP INC.:

     Notice is hereby given that the Annual Meeting of the Stockholders of EMC Insurance Group Inc. (the "Company"), an Iowa corporation, will be held on Tuesday, May 20, 1997 at 10:00 a.m. local time, at the Company's offices, 700 Walnut Street, Des Moines, Iowa for the following purposes:

     1. To elect a Board of Directors;

     2. To amend Employers Mutual Casualty Company's 1993 Incentive Stock Option Plan to increase the number of shares subject thereto;

     3. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants for the current fiscal year; and

     4. To transact such other business as may come before the meeting or any adjournment thereof.

     Each share of the Company's Common Stock will be entitled to one vote upon all matters described above. Stockholders of record at the close of business on April 2, 1997 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed.

April 22, 1997

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      DONALD D. KLEMME, Secretary

PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                            EMC INSURANCE GROUP INC.
                              717 MULBERRY STREET
                             DES MOINES, IOWA 50309

                                PROXY STATEMENT
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1997

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of EMC Insurance Group Inc. (the "Company") of proxies from the holders of the Company's $1.00 par value Common Stock (the "Common Stock") for use at the 1997 Annual Meeting of Stockholders to be held on May 20, 1997, and at any adjournment thereof (the "Annual Meeting").

     The Company's 1996 Annual Report to Stockholders was sent to the Company's stockholders on or about April 4, 1997. This proxy statement, along with the accompanying form of proxy, will be sent to the Company's stockholders on or about April 22, 1997.

     The accompanying proxy may be revoked by the person giving it at any time prior to its being voted; such revocation may be accomplished by a letter, or by a properly signed proxy bearing a later date, filed with the Secretary of the Company prior to the Annual Meeting. If the person giving the proxy is present at the meeting and wishes to vote in person, he or she may withdraw his or her proxy at that time.

     The Company has borne all costs of solicitation of proxies. In addition to solicitation by mail, there may be incidental personal solicitations made by directors and officers of the Company, its parent, Employers Mutual Casualty Company ("Employers Mutual") and their subsidiaries. The cost of solicitation, including payments to nominees who at the request of the Company mail such material to their customers, will be borne by the Company.

                               VOTING SECURITIES

     All stockholders of record of the Common Stock at the close of business on April 2, 1997 are entitled to notice of and to vote at the Annual Meeting. At the close of business on April 2, 1997, there were 11,146,635 shares of outstanding Common Stock, each entitled to one vote per share on all matters to be voted upon at the Annual Meeting. The Company's stockholders do not have cumulative voting rights. Shares of the Company present in person or represented by proxy at the Annual Meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the outstanding shares entitled to vote are represented at the Annual Meeting. If a quorum exists, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election and action on other matters, including appointment of auditors, will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Votes withheld for any director, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as votes cast with respect to any matter submitted to the shareholders for a vote and will not affect the outcome of any matter.

                             ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting, the stockholders will elect a board of seven directors to serve for terms extending until the 1998 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Proxies in the accompanying form which are received by management of the Company in response to this solicitation will, unless contrary instructions are given therein, be voted in favor of the seven nominees for director listed in the table below. The Board of Directors of the Company has no reason to believe that any of such nominees may not be available to serve or will not serve as a director if elected; however, if any nominee is not so available at the time of the election, the proxies may be voted in the discretion of the persons named therein for the election of a substitute nominee.

     The table below contains certain information with respect to the Board of Directors' nominees for election as directors.

                                                     DIRECTOR                  POSITION WITH
NAME                                          AGE     SINCE                     THE COMPANY
----                                          ---    --------                  -------------
George C. Carpenter III...................    69       1981      Director
Elwin H. Creese...........................    65       1994      Director
David J. Fisher...........................    60       1985      Director
Bruce G. Kelley...........................    43       1991      President, Treasurer, Chief Executive
                                                                 Officer and Director
George W. Kochheiser......................    71       1974      Chairman of the Board
Raymond A. Michel.........................    71       1981      Director
Fredrick A. Schiek........................    62       1994      Executive Vice President, Chief Operating
                                                                 Officer and Director

     George C. Carpenter III was Executive Director of Iowa Public Television from November 1985 until his retirement in 1993. Prior to that he had served as Vice President of Palmer Communications and as Vice President and General Manager of WHO Broadcasting Company, a division of Palmer Communications. He was employed by WHO Broadcasting Company for 20 years.

     Elwin H. Creese was Senior Vice President and Treasurer of the Company and of Employers Mutual from 1993 until his retirement on April 1, 1996. He was Vice President and Treasurer of the Company and of Employers Mutual from 1985 until 1993. Mr. Creese had been employed by Employers Mutual since 1984.

     David J. Fisher has been Chairman of the Board and President of Onthank Company, a Des Moines based wholesale distributor of floor, window and wall covering products, since 1978 and has been employed by that firm since 1962. Mr. Fisher also serves as a member of the Board of Directors of Liberty Savings Bank and Chairman of Cental Iowa Health System.

     Bruce G. Kelley has been President and Chief Executive Officer of the Company and of Employers Mutual since 1992 and Treasurer of both organizations since 1996. He was President and Chief Operating Officer of the Company and of Employers Mutual from 1991 to 1992 and was Executive Vice President of both companies from 1989 to 1991. Mr. Kelley has been employed with Employers Mutual since 1985 and has been a director of that company since 1984. He is a director of Brenton Bank.

     George W. Kochheiser has been Chairman of the Board since 1994, and was President and Chief Operating Officer of the Company and of Employers Mutual from 1982 until his retirement in 1991.

Mr. Kochheiser also serves as a director of Employers Mutual and had been an employee of that company since 1949.

     Raymond A. Michel is a member of the Board of Directors of Koss Construction Company, a highway and airport construction firm, and was its Chairman and Chief Executive Officer from 1972 until his retirement in 1989. He has been affiliated with that company in one capacity or another since 1955.

     Fredrick A. Schiek has been Executive Vice President and Chief Operating Officer of the Company and of Employers Mutual since 1992. He was Vice President of Employers Mutual from 1983 until 1992. Mr. Schiek has been employed with Employers Mutual since 1959.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the year ended December 31, 1996, the Board of Directors of the Company held four regular meetings. In 1996, each member of the Board of Directors attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which they served.

     The Board of Directors has an Executive Committee and the members are Bruce
G. Kelley, Fredrick A. Schiek and George W. Kochheiser. The Executive Committee did not meet during the year ended December 31, 1996. The Executive Committee has authority to exercise all of the authority of the Board of Directors when the Board is not in session, with the exception of certain actions which, under Iowa law and the Company's By-Laws, require Board action; these include amending the Company's Articles of Incorporation, declaring dividends, adopting a plan of merger or consolidation of the Company, appointing or removing executive officers, designating candidates for election as directors or filling director vacancies, approving or recommending to the Company's stockholders a voluntary dissolution or revocation of its Charter, or amending the Company's By-Laws.

     The Board has an Audit Committee, the members of which are George C. Carpenter III, David J. Fisher and Raymond A. Michel. The Audit Committee held two meetings in 1996. The Committee met with management and the independent auditors in connection with its review of matters relating to the Company's annual financial statements and the Company's system of internal accounting controls. The Committee met with the Company's independent auditors and internal auditors, with and without management present, to discuss appropriate matters.

     The Board has an Investment Committee, the members of which are Bruce G. Kelley, Elwin H. Creese and George W. Kochheiser. The Committee has the authority to monitor the investments of the Company and to make decisions on the appropriateness of the types of securities held and the amount of Company funds to be allocated to each. The Investment Committee held one meeting during 1996.

     There is an Inter-Company Committee which was established by mutual agreement of the Boards of Directors of the Company and Employers Mutual. The three members of the Board's Audit Committee also serve as the members of the Inter-Company Committee. Employers Mutual is represented on the Inter-Company Committee by three members of its Board of Directors. The primary responsibility of the Inter-Company Committee is to review all major transactions between the two entities. The Inter-Company Committee held one meeting during 1996.

     The Board of Directors does not have a standing nominating committee or a compensation committee. The functions that would normally be performed by the nominating committee are carried out by the Board of

Directors as a whole. The functions of the compensation committee are carried out by the Employers Mutual Board of Directors or one of its committees.

DIRECTORS' COMPENSATION

     In 1996, each member of the Company's Board of Directors who was not an officer or employee of the Company was entitled to $850 for each board meeting or committee meeting attended, plus expenses, and an $8,500 annual fee payable irrespective of attendance at meetings. If two or more committee meetings are held on one day, the maximum fee permitted is $850, except in the event of an Audit Committee meeting and an Inter-Company Committee meeting being held on the same day in which case two meeting fees are paid. Also, when a committee meeting is held on the same day as a board meeting, the maximum fee paid is $850.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding those persons known to the Company who own beneficially more than five (5) percent of the Company's Common Stock:

                                                                       AMOUNT AND NATURE
TITLE OF                      NAME AND ADDRESS                           OF BENEFICIAL      PERCENT
 CLASS                       OF BENEFICIAL OWNER                           OWNERSHIP        OF CLASS
--------                     -------------------                       -----------------    --------
Common    Employers Mutual Casualty Company........................        7,479,495(1)      67.1%
          717 Mulberry Street
          Des Moines, Iowa 50309
Common    FBL Investment Advisory Services, Inc....................        1,031,650(2)       9.3%
          5400 University Avenue
          West Des Moines, Iowa 50266

---------------
(1) On April 2, 1997, Employers Mutual owned 7,479,495 shares of the outstanding Common Stock of the Company. Employers Mutual intends to retain ownership of a majority of the Company's Common Stock at all times in the future. This majority stock ownership will give Employers Mutual the right to determine whether or not all of the proposals presented at the Annual Meeting are carried and will give it the right to elect all of the directors of the Company. The Company's operations are interrelated with the operations of Employers Mutual and are largely dependent upon a continuing relationship with Employers Mutual. The Company does not anticipate any disruptions in this relationship.

(2) The information shown is based upon a Schedule 13G, dated February 11, 1997, filed with the Securities and Exchange Commission by FBL Investment Advisory Services, Inc. ("FBL"), a registered investment advisor. FBL reported sole voting power and sole disposition power with respect to all of the shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following information is furnished as to the Common Stock of the Company owned beneficially as of April 2, 1997, by each of the Company's directors and nominees and by each named executive officer of Employers Mutual. The information concerning beneficial ownership has been furnished by the persons listed below or was determined by the Company from reports filed by such persons with the Securities and Exchange Commission regarding such ownership.

                                                                AMOUNT AND NATURE
                                                                  OF BENEFICIAL      PERCENT
NAME                                                              OWNERSHIP(1)       OF CLASS
----                                                            -----------------    --------
George C. Carpenter III.....................................           4,198             *
Elwin H. Creese.............................................          17,613             *
Raymond W. Davis............................................          17,540(2)          *
David J. Fisher.............................................           1,382             *
Ronald W. Jean..............................................          15,390(3)          *
Bruce G. Kelley.............................................         212,062(4)        1.9%
George W. Kochheiser........................................          51,427             *
Raymond A. Michel...........................................           4,000             *
Fredrick A. Schiek..........................................          40,214(5)          *
John D. Isenhart............................................          15,080(6)          *
All Directors and Executive Officers as a Group (15 persons,
  including those listed above).............................         432,802           3.9%

---------------
  * Less than one percent

(1) All named holders of the Common Stock listed in this table have sole voting and investment power with respect to the shares held, except as stated otherwise below.

(2) Raymond W. Davis directly owns 6,000 shares of Common Stock and has presently exercisable options to purchase 11,540 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

(3) Ronald W. Jean directly owns 5,455 shares of Common Stock and has presently exercisable options to purchase 9,935 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

(4) Bruce G. Kelley owns 15,677 shares of Common Stock directly and 124,592 shares indirectly. Of the 124,592 shares indirectly owned, 103,500 are owned by a limited partnership of which he is a general partner, 1,500 are owned by his spouse, and 19,592 are owned by his children. In addition, he owns presently exercisable options to purchase 71,793 shares of Common Stock, which shares are included in the table. See "Compensation of Management -- Stock Options."

(5) Fredrick A. Schiek directly owns 10,564 shares of Common Stock and has presently exercisable options to purchase 29,650 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

(6) John D. Isenhart directly owns 10,825 shares of Common Stock and has presently exercisable options to purchase 4,255 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

                           COMPENSATION OF MANAGEMENT

     The Company has no employees of its own and, consequently, it has no payroll, no employee benefit plans and no compensation committee of its Board. Therefore, all compensation and all benefits reported on in this proxy statement are established by the Employers Mutual Board of Directors or by one or another of its Committees. Approximately 15 employees of Employers Mutual devote a portion of their time performing administrative duties for the Company.

     The Company's three property and casualty insurance subsidiaries; Dakota Fire Insurance Company, EMCASCO Insurance Company and Illinois EMCASCO Insurance Company, and two subsidiaries of Employers Mutual, are parties to reinsurance pooling agreements with Employers Mutual (collectively, the "Pooling Agreement"). The compensation of Employers Mutual's officers during 1996 was shared by the Company's property and casualty companies in accordance with their interests in the pool. Likewise, the compensation of the officers of the Company's property and casualty insurance subsidiaries was charged as an expense to the Pooling Agreement and as such was shared by all of the parties to the Pooling Agreement in accordance with their interests in the pool. The compensation paid to officers of Farm and City Insurance Company, EMC Reinsurance Company and EMC Underwriters, Ltd. was not allocated to the Pooling Agreement and was consequently borne entirely by the Company.

     The participation of the Company's property and casualty insurance subsidiaries in the Pooling Agreement during 1996 was 22 percent and this percentage represents the portion of the compensation expenses described below which were allocated to the Company during the year.

     The compensation of the executive officers of Employers Mutual is initially determined by a Senior Executive Compensation and Stock Option Committee composed of four members of its Board of Directors, and subsequently approved by the full Board of Directors of Employers Mutual.

     The following table sets forth information with respect to compensation paid by Employers Mutual to its Chief Executive Officer and the other four most highly compensated executive officers serving as such on December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION (1)
                                     ------------------------------------------    SECURITIES
                                                                   OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND                                     SALARY      BONUS     COMPENSATION     OPTIONS      COMPENSATION
PRINCIPAL POSITION                   YEAR      ($)        ($)         ($)(2)         (#)(3)         ($)(4)
------------------                   ----    ------      -----     ------------    ----------    ------------
Bruce G. Kelley..................    1996    318,957    105,180                       6,000         2,243
President, Treasurer                 1995    289,072    130,583                      10,000         2,299
& CEO                                1994    245,237    110,781                      10,000         2,294
Fredrick A. Schiek...............    1996    206,675     60,556                       --            6,361
Executive Vice                       1995    191,733     76,954                      36,500         6,137
President & COO                      1994    182,265     73,152                       6,000         5,884
John D. Isenhart.................    1996    144,120     36,942                       --            3,696
Sr. Vice President                   1995    138,310     48,565                       --            3,705
                                     1994    133,026     46,708                       1,000         3,596
Ronald W. Jean...................    1996    135,836     34,818                       --            2,266
Vice President
Raymond W. Davis.................    1996    125,676     32,211                         200         2,649
Vice President

---------------
(1) Compensation deferred at election of executive includable in category and year earned.

(2) Total of other annual compensation for each of the named executives did not exceed the reporting thresholds during the three years covered in the table.

(3) All stock options granted were at option prices equal to the fair market value of the stock on the date of grant, have a term of ten years and vest at a rate of 20 percent per year commencing in the second year of the term.

(4) The amounts shown for all other compensation include employer matching contributions to the Employers Mutual 401-K Plan and excess group life insurance premiums. During 1996, contributions to the 401-K Plan on behalf of Messrs. Kelley, Schiek, Isenhart, Jean and Davis, respectively, were $1,500, $1,500, $1,500, $1,500 and $1,500. Excess life insurance premiums paid during 1996 on behalf of Messrs. Kelley, Schiek, Isenhart, Jean and Davis were $743, $4,861, $2,196, $766 and $1,149, respectively.

STOCK OPTIONS

     The following table sets forth details regarding stock options granted to the named executive officers during 1996. In addition, the table shows the hypothetical gain, or "option spreads", that would exist for the respective options. The gains are based on assumed rates of annual compound stock appreciation of five and ten percent over the full term of the options. The stock option plans utilize the Common Stock of the Company, with the Company receiving the full fair market value at the date of exercise for all stock issued under the plans.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUES BASED ON
                                            NUMBER                                        ASSUMED RATES OF
                                              OF       % OF                                 STOCK PRICE
                                           OPTIONS/    TOTAL    EXERCISE                  APPRECIATION (2)
                                           GRANTED    OPTIONS    PRICE     EXPIRATION   --------------------
                  NAME                     (#) (1)    GRANTED    ($/SH)       DATE       5% ($)     10% ($)
                  ----                     --------   -------   --------   ----------   --------   ---------
Bruce G. Kelley..........................   6,000      10.9      13.25       2/1/06       49,980     126,720
Fredrick A. Schiek.......................    --        --         --          --           --         --
John D. Isenhart.........................    --        --         --          --           --         --
Ronald W. Jean...........................    --        --         --          --           --         --
Raymond W. Davis.........................     200        .3      13.25       2/1/06        1,666       4,224

---------------
(1) All stock options granted were at option prices equal to the fair market value of the stock on the date of grant, have a term of ten years and vest at a rate of 20 percent per year commencing in the second year of the term.

(2) The potential realizable values indicated are based on the assumption that the stock price appreciates at the annual rate shown from the date of grant until the expiration date. These numbers do not reflect the historical increase in the price of the stock and do not represent the Company's estimate of future appreciation in the stock price.

     The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during 1996, the realized gains from those exercises, the number of unexercised options held as of December 31, 1996 and the amount of unrealized gains represented by them on that date.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                           VALUE OF
                                                                         NUMBER OF        UNEXERCISED
                                                                        UNEXERCISED      IN-THE-MONEY
                                                                        OPTIONS AT        OPTIONS AT
                                                             VALUE     YEAR END (#)      YEAR END ($)
                                          SHARES ACQUIRED   REALIZED   EXERCISABLE/      EXERCISABLE/
NAME                                      ON EXERCISE (#)   ($) (1)    UNEXERCISABLE   UNEXERCISABLE (2)
----                                      ---------------   --------   -------------   -----------------
Bruce G. Kelley.........................      --              --       69,493/34,400    226,283/70,228
Fredrick A. Schiek......................      --              --       20,150/38,600     46,938/83,966
John D. Isenhart........................      --              --        3,855/ 1,420     11,048/ 3,901
Ronald W. Jean..........................      --              --        9,265/ 2,780     29,219/ 6,744
Raymond W. Davis........................      4,000          14,626    11,040/ 2,960     33,721/ 6,475

---------------
(1) Value realized is the market value on the date/s of exercise less the exercise price/s.

(2) The value of unexercised options is calculated by subtracting the exercise price/s from the market value of the stock at year-end. The year-end market value was $12.00.

RETIREMENT PLANS

     The following table reflects the estimated annual retirement benefit that will be available to the executives named in the Summary Compensation Table. It assumes that all retirement plans remain in effect as they are currently structured and a normal retirement age of 65. The assumed annual earnings shown have been computed to reflect a range adequate to cover the current salaries of the named executives with provision for reasonable increases in future compensation.

ASSUMED                                                      YEARS OF SERVICE AT NORMAL RETIREMENT DATE
 ANNUAL                                                     --------------------------------------------
EARNINGS                                                       15          20          25          30
--------                                                       --          --          --          --
$150,000................................................      41,246      54,995      68,743      82,492
 200,000................................................      56,246      74,995      93,743     112,492
 250,000................................................      71,246      94,995     118,743     142,492
 300,000................................................      86,246     114,995     143,743     172,492
 350,000................................................     101,246     134,995     168,743     202,492
 400,000................................................     116,246     154,995     193,743     232,492
 450,000................................................     131,246     174,995     218,743     262,492
 500,000................................................     146,246     194,995     243,743     292,492
 550,000................................................     161,246     214,995     268,743     322,492
 600,000................................................     176,246     234,995     293,743     352,492

     The Employers Mutual Retirement Annuity Plan (the "Pension Plan") is a cash balance form of defined benefit plan and it covers all employees of Employers Mutual and its subsidiaries and of the subsidiaries of the

Company. Under the plan, each individual participant's retirement benefit is expressed as an account balance, similar to that of a defined contribution plan.

     The formula for determination of the retirement benefit of participants is based on a combination of covered compensation and interest paid on a participant's accumulated account balance. Each year a participant's account is credited with; 1) a plan defined percentage of their covered compensation for the year and 2) interest on the prior year-end account balance at the rate established by the Pension Benefit Guaranty Corporation (PBGC). The participant's account balance is "defined" annually based on these factors without regard to the actual investment performance of the plan's funds.

     Employers Mutual also sponsors a defined contribution plan, the Employers Mutual Casualty Company 401-K Savings Plan (the "401-K Plan"). This plan is available to all employees of Employers Mutual and the subsidiary companies of it and of the Company. Under the 401-K Plan, the employer matches 50 percent of the first two percent that an employee defers. With the exception of the highly compensated group, the employee participants can make tax qualified deferrals of up to 19 percent of their covered compensation to this plan.

     Employers Mutual also has two non-qualifying supplemental retirement plans, the Excess Retirement Benefit Agreement and the Supplemental Executive Retirement Plan (the "SERP"), the purpose of which is to restore retirement benefits to those employees who are prevented from receiving full benefits from the Pension Plan because of their deferral of bonus income or the restrictions imposed on the amount of covered compensation that can be credited to, and the maximum benefits that can be received from, qualified pension plans. These plans are unfunded and any payments made to participants will be from the general accounts of the sponsoring companies.

     All of the individuals named in the Summary Compensation Table are participants in the Pension Plan, the 401-K Plan and the SERP. For retirement benefit purposes, during 1996 the number of full years of service accrued and the compensation for Messrs. Kelley, Schiek, Isenhart, Jean and Davis were 11 and $451,127, 37 and $289,359, 33 and $194,881, 17 and $182,374, and 17 and
$168,500 respectively. For 1996, pursuant to the requirements of the Internal Revenue Code, as amended, compensation crediting under the Pension Plan and the 401-K Plan was limited to $150,000.

                         EXECUTIVE COMPENSATION REPORT

     The compensation of the executive officers of Employers Mutual is initially determined by the Senior Executive Compensation and Stock Option Committee (the "Committee") of the Board of Directors of Employers Mutual, with subsequent approval by its Board of Directors.

COMPENSATION PHILOSOPHY

     The general intent of Employers Mutual is to provide an executive compensation structure that will allow for a level of compensation that is competitive within the insurance industry and, more particularly, with a peer group of companies within the property and casualty insurance industry. That peer group, some of which are included in the industry index used in the performance graph appearing later in this report, is comprised of companies which are similar in size, have comparable insurance products and which have been identified as the competition with respect to such things as the quality of the products and services provided and which tend to compete in the same targeted markets as does Employers Mutual.

     It is also the intention of Employers Mutual to provide a level of compensation that will allow it to attract and retain highly qualified, motivated executives who will enhance the ability of Employers Mutual to continue its long history of steady growth and financial strength. Employers Mutual and its non-life subsidiary companies collectively had assets that totaled $1,451,019,234 at year-end 1996 and had written premiums of $594,018,148 for the year.

EXECUTIVE COMPENSATION COMPONENTS

     The compensation of Employers Mutual executives is primarily provided through the use of three major components in its compensation structure. Each of those components is designed to achieve a particular result and to allow for measurement of individual and collective executive performance.

     The basic component of executive compensation is base salary. On an annual basis, the Committee reviews the salary of each individual executive officer, using as a guideline the average base pay of other industry and peer company executives with like positions, and with strong reliance upon the Chief Executive Officer's report on the overall performance and progress of each executive during the past year.

     Through the use of an annual incentive bonus program, the executives have the opportunity to gain additional compensation based upon the overall performance of Employers Mutual and its subsidiaries. That bonus program measures performance as compared to that of the property and casualty insurance industry as a whole with respect to such specific areas as combined loss and expense ratio and the growth in surplus as regards policyholders for the program year. The Committee reviews the bonus program on an annual basis and makes changes to it if and when such changes are deemed to be appropriate.

     Employers Mutual has also made available a long-term incentive compensation opportunity for its senior executives through the use of incentive stock option grants. The Common Stock of the Company is utilized for those grants. Because of the Pooling Agreement that Employers Mutual has with two of its subsidiaries, and with three subsidiaries of the Company, the Committee believes that superior performance by the senior executives of Employers Mutual will have a significant impact on the performance of the Common Stock of the Company, thereby providing long-term appreciation in the value of the options held by the executives. The Committee has drafted formal guidelines for granting stock options to eligible executives. Those guidelines provide for base option award ranges for executives based upon their level of authority and responsibility, in addition to providing for the granting of discretionary option awards to executives based upon such factors as individual performance, attainment of agreed goals and objectives and other contributions to overall results.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     For 1996, the Committee recommended that the base salary of Bruce G. Kelley, Chief Executive Officer, be increased to $320,180, an increase of 10.3 percent over the base salary paid him during 1995. The Committee arrived at that figure as an appropriate salary for the position based upon a salary range imputed from surveys of base salaries being paid to Chief Executive Officers of bonus paying insurance industry and peer group companies, and upon the very good results attained by Employers Mutual for 1995. The full Board of Directors of Employers Mutual approved that recommendation.

     Under the bonus program, Mr. Kelley has received a bonus of $105,180 for 1996 performance. In addition, the Committee and the Board of Directors approved a grant of 6,000 incentive stock options for him, the particulars of which are expanded upon in the foregoing Summary Compensation and Stock Option tables.

     Based on published preliminary results for the countrywide property and casualty industry during 1996, the combined loss and expense ratio for Employers Mutual and all of its property and casualty insurance subsidiaries was 2.2 points better than the industry. For the year, there was an addition to the companies' statutory surplus of $55,524,588 and net premiums written increased to $594,018,148 as compared with $586,502,641 for 1995.

Senior Executive Compensation and Stock Option Committee of Employers Mutual:

                                          Blaine A. Briggs
                                          Richard W. Booth
                                          Lanning Macfarland, Jr.
                                          Philip T. Van Ekeren
                                          Bruce G. Kelley, ex officio

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William H. Brenton, who served as Chairman of the Committee until March of 1996, is Chairman of the Executive Committee and Vice Chairman of the Board of Brenton Banks, Inc. and a member of the Board of Directors of Brenton Bank. Employers Mutual and certain of its subsidiaries, including the Company, maintain a number of accounts in banks owned by Brenton Banks, Inc. and its subsidiaries. Bruce G. Kelley also serves as a member of the Board of Directors of Brenton Bank.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock to the NASDAQ Total Return Index for U. S. companies and a published Industry Index, which is the Media General Industry Group 262 over a five-year period beginning December 31, 1991 and ending December 31, 1996. The total stockholder return assumes $100.00 invested at the beginning of the period in the Company's Common Stock, the NASDAQ Market Index and the Industry Index. It also assumes reinvestment of all dividends for the period.

                   COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURN
              AMONG EMC INSURANCE GROUP INC., NASDAQ MARKET INDEX
                               AND INDUSTRY INDEX

        MEASUREMENT PERIOD                 EMC             INDUSTRY            NASDAQ
      (FISCAL YEAR COVERED)             INSURANCE            INDEX          MARKET INDEX
                                       GROUP INC.
1991                                              100                100                100
1992                                            94.60             117.91             100.98
1993                                           111.53             120.77             121.13
1994                                           118.01             119.61             127.17
1995                                           178.60             171.54             164.96
1996                                           163.19             206.09             204.98

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The operations of the Company are directly interrelated with the operations of Employers Mutual. Because of this operational relationship, there are a number of transactions between the two companies and their subsidiary companies that occur on an ongoing basis. For a discussion of those transactions, see the "Notes to Consolidated Financial Statements" in the Company's 1996 Annual Report to Stockholders.

     EMC Reinsurance Company ("EMC Re"), the Company's reinsurance subsidiary, has an agreement with Employers Mutual whereby EMC Re accepts a 95 percent quota share of Employers Mutual's assumed reinsurance business, exclusive of certain reinsurance contracts. Under the agreement, EMC Re receives 95 percent of the premiums and assumes 95 percent of all related loss and settlement expenses of the business. Since 1993, losses in excess of $1,000,000 per event are retained by Employers Mutual. Employers Mutual retained $166,573 of losses and settlement expense under this agreement in 1996. EMC Re paid $1,892,710 to

Employers Mutual for this additional protection. EMC Re also paid 95 percent of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses on its assumed book of business. The cost is recorded as a reduction to premiums written and amounted to $1,315,750 in 1996.

     During 1996, EMC Re assumed a total of $36,051,617 in reinsurance premiums from Employers Mutual and, in return, paid Employers Mutual $10,092,782 as reimbursement for its acquisition expenses.

     EMC Re has an aggregate excess of loss treaty with Employers Mutual which provides protection against losses resulting from multiple catastrophes. The coverage provided by this treaty is $2,000,000 in excess of $3,000,000 of losses retained by EMC Re, excess of $200,000 per single catastrophe. The maximum recovery under this treaty in any one year is $2,000,000. During 1996, EMC Re did not recover any losses under this agreement. Total premiums paid to Employers Mutual during the year under this treaty amounted to $500,000.

     Effective January 1, 1997, several changes were made to the reinsurance program between Employers Mutual and EMC Re. The quota share agreement was increased from 95% to 100%, the cap on losses per event was increased from $1,000,000 to $1,500,000 and the aggregate catastrophe cover between Employers Mutual and EMC Re was canceled.

     In addition to amounts paid pursuant to the Pooling Agreement, the Company paid Employers Mutual $539,845 in 1996 to cover administrative overhead incurred by Employers Mutual in providing investment services. The allocation of charges to the Company is based on both the number of the Company's investment transactions and the dollar value of the Company's investment portfolio in relation to the corresponding number of transactions in, and value of, the investment portfolios of Employers Mutual and all of its property and casualty subsidiaries. Based on this allocation, the Company believes such fees to be reasonable.

                  PROPOSAL TO AMEND THE 1993 EMPLOYERS MUTUAL
                  CASUALTY COMPANY INCENTIVE STOCK OPTION PLAN

     In November 1996, the Boards of Directors of Employers Mutual and the Company approved an amendment to the 1993 Employers Mutual Casualty Company Incentive Stock Option Plan (the "Plan"), subject to the approval of Employers Mutual's policyholders and the Company's stockholders. The policyholders of Employers Mutual approved the amendment to the Plan on March 12, 1997.

     The amendment being submitted for stockholder approval would increase the number of shares of Common Stock reserved for issuance under the Plan from 500,000 to 1,000,000. The Boards of Directors of Employers Mutual and the Company believe that the existing plan has been effective in attracting and retaining executives and key employees for Employers Mutual, the Company and their subsidiaries.

     The table below is a summary of the awards that were granted February 1, 1997 for the 1996 year.

                                 PLAN BENEFITS
                     1993 EMPLOYERS MUTUAL CASUALTY COMPANY
                          INCENTIVE STOCK OPTION PLAN

NAME AND POSITION                                               DOLLAR VALUE(1)    NUMBER OF UNITS
-----------------                                               ---------------    ---------------
Bruce G. Kelley.............................................       --                  10,000
President, Treasurer & CEO
Fredrick A. Schiek..........................................       --                  --
Executive Vice President & COO
John D. Isenhart............................................       --                  --
Senior Vice President
Ronald W. Jean..............................................       --                  --
Vice President
Raymond W. Davis............................................       --                   1,500
Vice President
All Current Executive Officers as a Group...................       --                  37,750(2)
Non-Executive Directors as a Group..........................       --                  --
Non-Executive Officer Employees as a Group..................       --                  50,300

---------------
(1) The value of the Common Stock as of February 1, 1997 was $12.25 per share which was the same as the grant price.

(2) This category includes the grants to the five named executives.

     A general description of the principal terms of the Plan is set forth below, but such description is qualified in its entirety by the terms of the Plan, as proposed to be amended, a copy of which is available to any shareholder upon request.

PURPOSE OF THE PLAN

     The purpose of the Plan is to promote the interests of the stockholders of the Company, of Employers Mutual, its subsidiaries and its policyholders, and of the Company and its subsidiaries, by strengthening the ability of such companies to attract and retain valuable employees by encouraging such employees to acquire or to increase their ownership of the Company's Common Stock, thereby maintaining their personal interest in the continued success and progress of the Company, Employers Mutual and their subsidiaries.

SHARES SUBJECT TO THE PLAN

     The total amount of stock on which options may be granted under the Plan shall not exceed 1,000,000 shares. This number is subject to adjustment to reflect the payment of any stock dividends, a subdivision or combination of shares of stock, a stock split or a reclassification of stock or any merger or consolidation in which the Company is the surviving corporation.

ELIGIBLE EMPLOYEES

     Approximately 63 persons are presently eligible to participate in the Plan, being key employees and certain officers of Employers Mutual, the Company and their subsidiaries.

ADMINISTRATION OF THE PLAN

     The Senior Executive Compensation and Stock Option Committee (the "Committee") of Employers Mutual's Board of Directors will be the administrator of the Plan and will select the individuals to whom options will be granted and the number of shares of Common Stock for which options will be granted.

     As administrator of the Plan, the Committee has the authority to establish such rules and regulations with respect to the Plan as it deems appropriate and to interpret and implement such rules and regulations. If at any time the Committee consists of any individuals who are eligible to participate in the Plan, all authority to administer the Plan will pass to such other committee as may be appointed by the Board of Employers Mutual.

     The Board of Directors of Employers Mutual may at any time terminate, amend or modify the Plan, provided that no amendment, modification or termination of the Plan may affect any option right previously granted to an optionee under the Plan without the consent of the optionee.

GRANT OF OPTIONS

     Options under the Plan may be granted any time through December 31, 2002. Generally, the Plan provides for the exercise of options commencing one year after the date such option was granted, with vesting in increments of two, three, four or five years. At the discretion of the Committee, options may be granted with terms of two or more years, not to exceed ten years.

OPTION PRICE

     The option price per share of Common Stock granted under the Plan must not be less than 100% of the fair market value of the Company's Common Stock on the date of grant, fair market value being the mean between the high and low price published in The Wall Street Journal for such date.

     Neither the Company nor Employers Mutual will receive any payment from the optionee at the time the option is granted. Payment for options exercised by an optionee must be made in full in cash or by surrendering to the Company shares of the Company's Common Stock already owned by the optionee at the time of exercise.

SPECIAL PLAN PROVISIONS

     The Plan prohibits grants of incentive stock options to any one employee which would permit the employee to receive options which are exercisable for the first time in any one calendar year which exceed $100,000 in aggregate fair market value, determined as of the date of grant. The Plan does not contain any restriction on the total number of options which may be granted to any one employee under the Plan, although incentive stock options generally may not be granted to any individual owning more than 10 percent of the combined voting power of such person's employer and its parent and subsidiaries. No individuals possessed such voting power as of April 2, 1997.

     No option may be transferred by an optionee other than by will or the laws of descent and distribution, and during an optionee's lifetime, options granted to an employee may be exercised only by such employee.

     The plan has special provisions concerning the exercise of options in the event of the termination of employment, death or disability of an optionee, but in no event may options be exercised more than twelve months after the occurrence of any such event.

TAX CONSEQUENCES OF THE PLAN

     The Federal income tax consequences incident to the issuance and exercise of options pursuant to the Plan are as follows: no tax consequences result from the grant of an incentive stock option nor from the exercise of an incentive stock option by the optionee. When the stock is sold or exchanged after completion of the holding period (that is, after the stock has been held to a date that is both two years after the date on which the option was granted and one year after the date of exercise of the option), the optionee will recognize, as capital gains income (or loss), the difference between the sale price and the basis of the stock (normally the option price). Neither the Company nor Employers Mutual will receive any deduction with respect to stock acquired pursuant to the exercise of an incentive stock option except for a disposition prior to the end of the holding period.

     If the stock acquired through the exercise of an incentive stock option is sold before the end of the required holding period, the optionee would recognize, as compensation, the amount of the spread between the option price and the fair market value of the stock at the time of the exercise of the option. This compensation income is then added to the stock basis in determining the gain or loss on the sale. The amount which the optionee recognizes as income is deductible by the participating company as compensation and will be allocated among the Company and Employers Mutual and its subsidiaries and affiliates in the same manner as any other deduction. Although the exercise of an incentive stock option does not result in taxable income, the spread between the option price and the fair market value at the time of exercise is an item of tax preference for alternative minimum tax purposes.

STOCKHOLDER APPROVAL

     Any increase in the maximum number of shares available under the Plan will be conditional upon the subsequent approval by the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF DIRECTION TO THE CONTRARY.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP, independent certified public accountants, audited the accounts of the Company for the year ended December 31, 1996. The Board of Directors has selected KPMG Peat Marwick LLP as auditors for 1997 and the stockholders are asked to ratify that selection. During 1996, in connection with its audit function, KPMG Peat Marwick LLP provided services to the Company which included the examination of the annual consolidated financial statements, assistance with requirements of the Securities and Exchange Commission under the Securities Exchange Act of 1934 and consultation regarding various financial and accounting matters.

     A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting, and will be given an opportunity to make a statement and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS APPOINTMENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF DIRECTION TO THE CONTRARY.

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholder proposals for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders must be received by the Company not later than December 26, 1997. The person submitting the proposal must have been a record or beneficial owner of the Company's Common Stock for at least one year, and the securities so held must have a market value of at least $1,000. Any such proposal will be included in the Proxy Statement for the 1998 Annual Meeting, if the rules of the Securities and Exchange Commission are satisfied with respect to the timing and form of such proposal, and if the content of such stockholder's proposal is determined by the Company to be appropriate under rules promulgated by the Securities and Exchange Commission.

April 22, 1997

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      DONALD D. KLEMME, Secretary